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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934.

                      Commission File Number: 033-73666-01
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                Corporate Asset Backed Corporation, on behalf of
            CABCO Trust for Texaco Capital Inc. Guaranteed Debentures
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         Series 94-1 Trust Certificates
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            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      None
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   (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                     UNDER SECTION 13(a) OR 15(d) REMAINS)

445 Broad Hollow Road, Suite 239, Melville, New York              11747
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(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                        (ZIP CODE)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)      [ ]     Rule 12h-3(b)(1)(i)      [X]
          Rule 12g-4(a)(1)(ii)     [ ]     Rule 12h-3(b)(1)(ii)     [ ]
          Rule 12g-4(a)(2)(ii)     [ ]     Rule 12h-3(b)(2)(i)      [ ]
          Rule 12g-4(a)(2)(i)      [ ]     Rule 12h-3(b)(2)(ii)     [ ]
                                           Rule 15d-6               [ ]

Approximate number of holders of record as of the certification or notice date:
Less than 300

Pursuant to the requirements of the Securities Exchange Act of 1934, CORPORATE ASSET BACKED CORPORATION, as Depositor of CABCO Trust for Texaco Capital Inc. Guaranteed Debentures has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 6, 2007

                                                    By: /s/ Robert D. Vascellaro
                                                        ------------------------
                                                    Name: Robert D. Vascellaro
                                                    Title:  Vice President